Exhibit 99.1

Shea Homes Limited Partnership and Shea Homes Funding Corp. Announce

Successful Completion of their Consent Solicitation

Immediate Release

For Information Contact:

Andrew Parnes

(909) 594-0954

Walnut, Calif., November 1, 2013

Shea Homes Limited Partnership (the “Company”) and Shea Homes Funding Corp. (the “Funding Corp.” and, together with the Company, the “Issuers”) announced today the successful completion of their solicitation of consents (the “Consent Solicitation”) to amend (the “Proposed Amendments”) the indenture (the “Indenture”) governing the Issuers’ 8.625% Senior Secured Notes due 2019 (the “Notes”). Pursuant to the successful completion of the Consent Solicitation launched on October 22, 2013, the Proposed Amendments will allow the Issuers to replace their $75,000,000 letter of credit facility with a $125,000,000 revolving credit facility.

The Consent Solicitation expired at 5:00 p.m., New York City time, on October 31, 2013. As of the expiration of the Consent Solicitation, the Issuers have received the consent of the holders of at least a majority in aggregate principal amount of outstanding Notes. Therefore, the Proposed Amendments were approved.

Credit Suisse Securities (USA) LLC acted as Sole Solicitation Agent and D.F. King & Co., Inc. acted as the Information and Tabulation Agent in connection with the Consent Solicitation.

This press release is for informational purposes only and does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Issuers.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws. Forward-looking statements are not guarantees. The Company believes that its expectations reflected in the forward-looking statements are based on its reasonable beliefs, assumptions and expectations, and have taken into account all information currently available to the Company. Such beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Company can give no assurance that any of the events anticipated by its forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations and financial condition. The Company undertakes no obligation to update or revise its forward-looking statements to reflect events or circumstances that arise after the date of this press release.